Exhibit 14.1

NASUS CONSULTING, INC.
CODE OF ETHICS FOR SENIOR OFFICERS

I.           Introduction

This Code of Ethics for Senior Officers (the “Code”) applies to the Senior Officers of Nasus Consulting, Inc. (the “Company”).  The term “Senior Officer,” as used in this Code, means the Company’s chief executive officer, chief financial officer, principal accounting officer, controller, and any other person performing similar functions.  While this Code provides general guidance for appropriate conduct and avoidance of conflicts of interest, it does not supersede specific policies that are set forth in other Company policy statements.  In the event of any conflict or inconsistencies between this Code and any other such policy, this Code shall prevail.

The purpose of this Code is to deter wrongdoing, provide guidance to the Company’s Senior Officers with regard to, and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	Compliance with applicable governmental laws, rules, and regulations;

•	Prompt internal reporting of violations of the Code to an appropriate person; and

•	Accountability for adherence to the Code.

Each day, the Senior Officers make decisions that affect the Company’s business, its employees, customers, and shareholders.  The Senior Officers should avoid even the appearance of unethical or unprofessional behavior.  To that end, a Senior Officer should seek advice from the Company’s legal counsel when faced with a situation that may violate or give the appearance of violating the Code or other Company policies, laws, rules, or regulations.

II.           Honest and Ethical Conduct

The Company expects and requires ethical behavior from the Senior Officers.  The Senior Officers owe a duty of loyalty to the Company and are expected to act in the best interests of the Company.  Further, each Senior Officer, in carrying out his or her professional obligations, must act with honesty and integrity, and promote honest and ethical conduct in others.

III.           Conflicts of Interest

A conflict of interest exists when an employee’s personal interests interfere with, or give the appearance of interfering with, the Company’s interests.  Each Senior Officer must avoid actual or apparent conflicts between his or her private interests and those of the Company, including improper personal benefits as a result of the officer’s position with the Company.  In addition, a Senior Officer may not use corporate assets or information or his or her position for personal gain.  Conflicts of interest can manifest themselves in many ways and may reach farther than just the person employed by the Company.  For example, conflicts may arise as a result of situations involving an employee’s family member.

IV.           Accuracy of Reporting

As a publicly traded company, the Company must comply with federal and state laws and regulations with respect to accuracy in the information it reports to the SEC and communicates to the public.  Senior Officers must help to ensure that the Company’s periodic reports and public statements comply with all applicable regulations and are fair, accurate, timely, complete, and understandable.  In particular, the Company’s financial statements included in its periodic reports must accurately and fairly disclose the Company’s assets, liabilities, and other material transactions engaged in by the Company.  Any Senior Officer who becomes aware of any noncompliance with applicable regulations, or of any inaccuracies in any of the Company’s reports and public statements, or material omissions from the Company’s reports and public statements, shall immediately report such inconsistencies or omissions to the Board of Directors.  Senior Officers must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others whether within or outside the Company, including to the Company’s directors and auditors, or to government regulators and self-regulatory organizations.

Finally, the Senior Officers are each required to respect the confidentiality of information acquired in the course of the performance of their responsibilities.

V.           Compliance with Laws, Rules and Regulations

The Company’s continued and current success largely depends upon its reputation for engaging in its business in an ethical and legal manner.  All Senior Officers must comply with both the letter and spirit of federal, state, and local laws, rules, and regulations applicable to the Company’s business.

VI.           Responsibility for Reporting

Senior Officers must report violations of any of the policies set forth in this Code.  This mandatory reporting obligation applies whether or not the Senior Officer was personally involved in the alleged violation of the policies set forth in this Code.

The Board of Directors shall handle all whistleblower complaint regarding violations of this Code, including, without limitation, improper accounting or auditing matters and violations of internal accounting controls.  The Board of Directors shall provide for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters.

Upon observing or learning of any violation of the policies set forth in this Code, Senior Officers must report the same either to the Board of Directors.  If a violation is found to exist, such individual shall be subject to disciplinary action as described in Section VII of the Code.

Any matter reported to the Board of Directors will be treated confidentially by the Company and not disclosed to anyone other than the Board of Directors, and outside counsel unless disclosure is required by law or this Code.

The Company will not discharge, demote, suspend, threaten or harass or in any manner discriminate against any Senior Officer in the terms and conditions of employment based upon any lawful actions of such Senior Officer with respect to the good faith reporting of violations of this Code or otherwise as specified in Section 806(a) of the Sarbanes-Oxley Act of 2002.

VII.           Compliance; Administration

As a condition of employment and continued employment, each Senior Officer must accept the responsibility of complying with the foregoing policies and acknowledge his or her receipt of the Code by executing the attached Acknowledgement.

Any Senior Officer who violates any of these policies is subject to disciplinary action including but not limited to suspension or termination of employment, and such other action, including legal action, as the Company determines appropriate under the circumstances.

VIII.                      Amendments; Waiver

The Company reserves the right to amend, waive, or alter the policies set forth in the Code at any time.  Any amendment to the Code or waiver (including an implicit waiver) of any provision of the Code for Senior Officers requires the approval of a majority of the Company’s independent directors.  Unless the SEC rules and regulations otherwise provide, amendments and waivers of any provision of the Code applicable to Senior Officers must be promptly disclosed in accordance with SEC regulations, including a brief description of the waiver.  Waivers include, among other things, Company approval of a material departure from a provision of this Code.  Implicit waivers include the Company’s failure to take action with respect to a material departure from a provision of the Code within a reasonable time.

ACKNOWLEDGEMENT

I hereby acknowledge receipt of the Code of Ethics for Senior Officers (the “Code”) of Nasus Consulting, Inc.  I have read the Code and understand and acknowledge that I may be subject to disciplinary action including, but not limited to, suspension, dismissal, or any other action, including legal action, by Nasus Consulting, Inc. in the event of my violation of the Code.

Date: __________________________                                                                                     Name: ______________________________

Signature: ___________________________

Title: ______________________________